UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 205449
                                 ---------------

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report: March 6, 1998

                        IMAGING DIAGNOSTIC SYSTEMS, INC.
                 (Name of Small Business Issuer in its charter)


         Florida                        0-26028                    22-2671269
         -------                        -------                    ----------
(State or other jurisdiction     (Commission File Number)        (IRS Employer
of incorporation or organization)                                  Indet. No.)



                  6531 NW 18th Court, Plantation, Florida 33313
                  ---------------------------------------------
              (Address of Principal Executive Offices and Zip code)


Registrant's Telephone number: (954) 581-9800

Item 9.   Sales of Equity Securities Pursuant to Regulation S.

On February 20, 1998, Imaging Diagnostic Systems, Inc. (the "Company") finalized a private placement to foreign investors of 75 shares of its Series F Convertible Preferred Stock ("the "Preferred Shares") at a purchase price of $10,000 per share. The offering was conducted purursuant to Regulation S as promulgated under the Securities Act of 1933, as amended ( the "Regulation S Sale");

The Preferred Shares pay a dividend of 6% per annum, payable in Common Stock at the time of each conversion and are convertible, at any time, commencing May 15, 1998 and for a period of two years thereafter, in whole or in part, without the payment of any additional consideration. The number of fully paid and nonassessable shares of common stock, no par value, of the Company to be issued upon conversion will be determined by dividing (i) the sum of $10,000 plus any earned dividends by (ii) the Conversion Price (determined as hereinafter provided) in effect at the time of conversion. The "Conversion Price" is equal to seventy percent (70%) of the Average Closing Price of the Corporation's Common Stock for the five-day trading period ending on the day prior to the date of conversion.

The shares underlying the Preferred Shares are entitle to demand registration rights under certain conditions.

In connection with the Regulation S Sale, the Company paid an unaffiliated Investment Banker an aggregate of $50,000 for placement and legal fees.

Net proceeds to the Company of $700,000 will be used for working capital and the
continuous   research,   development  and  testing  of  the  Company's  Computed
Tomography Laser Mammography (CTLM (TM)) device.



SIGNATURES
----------

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.


Date: March 6, 1998                             Imaging Diagnostic Systems, Inc.
                                                --------------------------------
                                                           (Registrant)


                                                 By:  /s/Allan L. Schwartz
                                                      --------------------
                                                      Allan L. Schwartz
                                                      Executive Vice President
                                                      Chief Financial Officer